SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                             Yak Communications Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    984208207
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                October 20, 2005
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO.  984208207                                                 Page 2 of 9
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1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497
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2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 222,900 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   --------------------------------------------------
                           7) Sole Dispositive Power:
                                 222,900 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
       222,900 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       1.7% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO.  984208207                                                 Page 3 of 9
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I 13-3953291
--------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting Person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 318,500 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 318,500 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       318,500 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.5% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person: PN
--------------------------------------------------------------------------------

CUSIP NO. 984208207                                                  Page 4 of 9
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
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2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 265,700 Shares
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 265,700 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
       265,700 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO. 984208207                                                  Page 5 of 9
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital Management, LLC  13-4018186
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2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: New York
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 541,400 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 541,400 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       541,400 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       4.2 % of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
--------------------------------------------------------------------------------
(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 984208207                                                  Page 6 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a) (b)
   [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC USE ONLY
--------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                 265,700 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                 265,700 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
       265,700 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
       2.1% of Common Stock (1)
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:
            Yak Communications Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            300 Consilium Place, Suite 500, Toronto, Ontario M1H3G2
            --------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
            Wynnefield Partners Small Cap Value, L.P. ("Partners")
            --------------------------------------------------------------------
            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
            --------------------------------------------------------------------
            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
            --------------------------------------------------------------------
            Wynnefield Capital Management, LLC ("WCM")
            --------------------------------------------------------------------
            Wynnefield Capital, Inc. ("WCI")
            --------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            --------------------------------------------------------------------

ITEM 2(c).  Citizenship:
            Partners and Partners I are Delaware Limited Partnerships
            --------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            --------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            --------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.01 Par Value Per Share
            --------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 984208207

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons: 807,100 Shares
(b) Percent of class: 6.3% of Common Stock
(c) Number of shares as to which the reporting persons have:
            (i) sole power to vote or to direct the vote:
                   807,100 Shares

           (ii) shared power to vote or to direct the vote
          (iii) sole power to dispose or to direct the disposition:
                   807,100  Shares
           (iv) shared power to dispose or to direct the disposition

----
ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:   October 24, 2005
                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, Managing Member

                                WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                By:  Wynnefield Capital Management, LLC,
                                     General Partner

                                     By: /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, Managing Member

                                WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                By:  Wynnefield Capital, Inc.

                                     By: /s/ Nelson Obus
                                         ---------------------------------------
                                         Nelson Obus, President

                                WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                By: /s/ Nelson Obus
                                    ---------------------------------------
                                    Nelson Obus, Managing Member

                                WYNNEFIELD CAPITAL, INC.

                                By: /s/ Nelson Obus
                                    ---------------------------------------
                                    Nelson Obus, President